UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 11, 2007

ACTIVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA		90405
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2007, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Activision, Inc. (the “Company”) established fiscal 2008 annual performance-based award opportunities for Thomas Tippl, the Chief Financial Officer of Activision Publishing, Inc. (“Activision Publishing”), Robin Kaminsky, the Executive Vice President, Publishing of Activision Publishing, Brian Hodous, Chief Customer Officer of Activision Publishing and George L. Rose, Executive Vice President and General Counsel of the Company under the Activision Fiscal Year 2008 Management Incentive Plan.

The bonus award opportunities are subject to the achievement of specified corporate and individual performance goals.  Three types of measures are utilized:  corporate operating income goals; other operating income goals (e.g., operating income for a specific region or publishing unit); and non-operating income goals (e.g., improvements in game quality, achievements of growth rates, achievements of savings).  The aggregate payment to each executive named above will be based on the weight assigned to each goal established for him or her and the extent to which such goals are satisfied or exceeded.  For each of these executives, if the target for each goal in his or her plan is satisfied, but not exceeded, the executive will receive his or her target bonus payment in the amount listed below (although the Compensation Committee retains the discretion to reduce bonus award payments).

The level of achievement with respect to the various goals may result in a bonus payment to an executive named above that is less than or in excess of his or her target bonus opportunity.  Payments of less than the target bonus payment in respect of the corporate operating income goal can be attained if at least 75% of the corporate operating income goal target is achieved, and payments of up to 150% of the target bonus payment for the corporate operating income goal can be attained by the achievement of specified levels in excess of the corporate operating income target.  Payments of less than the target bonus payment in respect of an other operating income goal can be attained if at least 75% of the other operating income goal target is achieved, and payments of up to 150% of the target bonus payment for an other operating income goal can be attained by the achievement of specified levels in excess of the other operating income goal target.  In addition, if the level of achievement with respect to an other operating income goal does not merit payment of the maximum bonus payment with respect to that goal but at least 75% of that other operating income goal target is achieved, the payment with respect to that goal may be increased (but not above the maximum payment of 150% of the target bonus payment for that goal) if specified corporate operating income levels are achieved.  Payments in respect of non-operating income goals will only be made if the target for that goal is achieved.  Payments of up to 120% of the target bonus payment for non-operating income goals can be attained by the achievement of specified levels in excess of that non-operating income goal target.  In addition, assuming the non-operating income goal target is achieved, the payment with respect to that goal may be increased (but not above 180% of the target bonus payment for that goal) if specified corporate operating income levels are achieved.

The target bonus opportunity for Mr. Tippl was established at $399,300, with a maximum bonus opportunity of $631,620; the target bonus opportunity for Ms. Kaminsky was established at $404,663, with a maximum bonus opportunity of $629,066; the target bonus opportunity for Mr. Hodous was established at $309,375, with a maximum bonus opportunity of 472,500; and the target bonus opportunity for Mr. Rose was established at $284,625, with a maximum bonus opportunity of $465,750.  Payments, if any, will be made after the determination of the amount of the awards, which will occur after the end of the Company’s 2008 fiscal year (i.e., March 31, 2008).  The target and maximum bonus opportunities for each executive officer are subject to adjustment to reflect any salary increase for the executive officer occurring during the remainder of the Company’s 2008 fiscal year.

Mr. Tippl’s bonus is dependent on the achievement of various operating income targets, including corporate operating income and operating income for the European publishing unit, completing the filing of certain information with the Securities and Exchange Commission, execution of a comprehensive international audit plan and tax restructuring, and building and acquiring new businesses, studios and intellectual property.

Ms. Kaminsky’s bonus is dependent on the achievement of various operating income targets, including corporate operating income and operating income for the RedOctane publishing unit, delivery of portfolio product lines and platforms, the achievement of business franchise targets and improvements in the quality of games.

Mr. Hodous’s bonus is dependent on the achievement of various operating income targets, including corporate operating income and operating income for the RedOctane publishing unit, the European publishing unit and a combination of specified portfolio product lines, development of certain product lines, achievement of supply chain savings, and achievement of market share growth in strategic geographic areas.

Mr. Rose’s bonus is dependent on the achievement of corporate operating income targets, reductions in the voluntary turnover rate, reductions in spending for outside legal services and the establishment of education and training programs focused on governance and compliance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2007	ACTIVISION, INC.

	By:	/s/ Thomas Tippl
Thomas Tippl
Chief Financial Officer of Activision Publishing, Inc.
(Principal Financial and Accounting Officer of Activision, Inc.)